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[ADVANCED FIBRE COMMUNICATIONS LOGO]

                                                                   EXHIBIT 10.10


March 23, 1999


John Anthony Schofield
5011 2nd Avenue South
Minneapolis, MN 55419

Dear John:

I am pleased to offer you employment as President and Chief Executive Officer for Advanced Fibre Communications, Inc. You will report directly to AFC's Board of Directors, and receive a base salary of $14,423.08 biweekly or $375,000.00 annualized. This position is exempt. As an exempt employee, you are not entitled to overtime pay. Your start date will be on or before April 12, 1999.

AFC offers a qualified employee stock option program. You will be granted an option on 775,000 shares of common stock at an exercise price equal to the closing market price on your date of hire. The terms and conditions of this program are set forth in the AFC 1996 Stock Incentive Plan and related documents.

You will be guaranteed a bonus equal to 12% of your annual salary for each of the first two quarters of your employment. Thereafter, as the President and Chief Executive Officer, you will be a participant in the AFC Management Incentive Plan, a copy of which is attached hereto.

We will provide relocation assistance pursuant to our relocation policy up to $150,000 in actual relocation expenses contingent upon your signing a Relocation Agreement. A summary of the policy and copies of the necessary documents are attached.

In addition, AFC will agree to provide you a loan in the amount of $500,000 with interest accrued at a compounded annual rate of 4.67%. The loan shall be repaid in three equal annual installments on the anniversary date of your date of hire. The Board of Directors will have the option to forgive a portion or all of the principal and interest on this loan at the annual anniversary dates of your hire. A promissory note will be forwarded to you within a few days reflecting the terms and conditions of this loan.

If you accept this offer, your employment with AFC shall be at will. Your employment is not for any specific period of time and can be terminated by yourself or AFC at anytime with or without "cause". The at will nature of your employment, as set forth above, cannot be changed except in an express writing signed by the Board of Directors.

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Although you are an at will employee, AFC agrees to extend severance pay in the following circumstances. In the event your employment is terminated by AFC other than for "cause' within the first twelve (12) months of employment, AFC agrees to: (1) pay you the equivalent of twelve (12) months' of your average monthly base salary for the preceding twelve months (payable in 12 equal monthly payments) and (2) accelerate the vesting on your then-outstanding stock options on a month for month basis equal to the number of months you have been employed by AFC. For example, if you have been employed by AFC for seven months, you will receive seven months accelerated vesting. "Cause" for termination shall include, but shall not be limited to: (1) your conviction of, plea of nolo contendere to, or commission of any felony or any crime involving moral turpitude, deceit or conduct against the interests of AFC; and (2) any fraud, misrepresentation or gross misconduct by you against AFC.

AFC recognizes its legal obligation to provide a safe and healthful work environment for our employees and is committed to maintaining a drug-free workplace. This offer of employment is contingent on you successfully passing a drug test administered by a local certified laboratory. You must take your test within 24 hours of acceptance of this offer of employment. If you have not completed your testing within 24 hours of acceptance, this offer may be rescinded. Human Resources will provide you with the information necessary to obtain your test.

You will be eligible for two weeks vacation and up to 10 days paid sick leave per year, which will be pro-rated in accordance with your date of hire. Following each full year of service you will receive one extra day of paid vacation, up to a total of twenty days.

AFC offers a comprehensive employee benefits package which includes medical, dental, life, vision care and disability insurance, together with other flexible options under a cafeteria plan. Eligibility for these benefits will commence on your date of hire. In addition, a 401(k) plan has been established and you will have the opportunity to participate in this plan on your date of hire. The terms and conditions of participation in these plans are set forth in the plan documents.

In order to comply with provisions of the Immigration Reform and Control Act, you will be required to provide verification of work authorization. This offer is contingent upon such verification.

This offer is being extended to you solely based on your skill, experience, education and our view of your potential for success here. This offer is not being made in order to acquire confidential or proprietary information or trade secrets from any previous employer which you may have come to possess. Consequently, we must instruct you to abide by any contractual or legal obligations which you have to maintain the confidentiality of information which you are obligated to protect. By accepting employment with AFC, you agree not to use or disclose proprietary information or trade secrets from any previous employer in the course of performing your duties for AFC under any circumstances. You must not keep any items or materials related to your


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former employer or use such materials during your employment with AFC. If you have any questions regarding what constitutes such information, I encourage you to contact your former employer(s).

If this offer is acceptable to you, please sign the original of this letter and return it to AFC in the enclosed envelope. The copy enclosed is for your records. You may also fax your acceptance to our secure fax in the Legal Department at (707) 794-7878. Time is of the essence and the above offer will expire on March 31, 1999.

This offer supercedes all previous offers, negotiations or communications, oral or written, with AFC regarding the subject hereof.

Congratulations, John, on being selected to join our team. At AFC, we strive to hire only the best and brightest individuals who will make a difference. We look forward to your contribution to the continued success of AFC.

Sincerely,


/s/ Donald Green

Don Green
Chairman of the Board


I agree to and accept the terms and conditions of employment outlined above. My acceptance is based solely on the terms and conditions stated in this offer notwithstanding any oral representations that may have been made to me.


Accepted:  /s/ John A. Schofield             Dated:     3/23/99
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Start Date:    April 12, 1999
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                 (MONDAYS ONLY)